Filed Pursuant to Rule 433
Registration No. 333-190954

Final Term Sheet

March 10, 2014

VERIZON COMMUNICATIONS INC.

$500,000,000 Floating Rate Notes due 2019

$500,000,000 2.55% Fixed Rate Notes due 2019

$1,000,000,000 3.45% Fixed Rate Notes due 2021

$1,250,000,000 4.15% Fixed Rate Notes due 2024

$1,250,000,000 5.05% Fixed Rate Notes due 2034

Issuer:	Verizon Communications Inc. (the “Company”)

Title of Securities:	Floating Rate Notes due 2019
	2.55% Notes due 2019 (the “Fixed Rate Notes due 2019”)
	3.45% Notes due 2021 (the “Fixed Rate Notes due 2021”)
	4.15% Notes due 2024 (the “Fixed Rate Notes due 2024”)
	5.05% Notes due 2034 (the “Fixed Rate Notes due 2034” and, together with the Floating Rate Notes due 2019, the Fixed Rate Notes due 2019, the Fixed Rate Notes due 2021 and the Fixed Rate Notes due 2024, the “Notes”)

Trade Date:	March 10, 2014

Settlement Date (T+5):	March 17, 2014

Maturity Date:	Floating Rate Notes due 2019:	June 17, 2019
	Fixed Rate Notes due 2019:	June 17, 2019
	Fixed Rate Notes due 2021:	March 15, 2021
	Fixed Rate Notes due 2024:	March 15, 2024
	Fixed Rate Notes due 2034:	March 15, 2034

Aggregate Principal Amount Offered:	Floating Rate Notes due 2019:	$500,000,000
	Fixed Rate Notes due 2019:	$500,000,000
	Fixed Rate Notes due 2021:	$1,000,000,000
	Fixed Rate Notes due 2024:	$1,250,000,000
	Fixed Rate Notes due 2034:	$1,250,000,000

Price to Public (Issue Price):	Floating Rate Notes due 2019:	100.000% plus accrued interest, if any, from March 17, 2014
	Fixed Rate Notes due 2019:	99.880% plus accrued interest, if any, from March 17, 2014
	Fixed Rate Notes due 2021:	99.982% plus accrued interest, if any, from March 17, 2014
	Fixed Rate Notes due 2024:	99.838% plus accrued interest, if any, from March 17, 2014
	Fixed Rate Notes due 2034:	99.925% plus accrued interest, if any, from March 17, 2014

Gross Spread:	Floating Rate Notes due 2019:	0.35%
	Fixed Rate Notes due 2019:	0.35%
	Fixed Rate Notes due 2021:	0.40%
	Fixed Rate Notes due 2024:	0.45%
	Fixed Rate Notes due 2034:	0.75%

Price to Verizon:	Floating Rate Notes due 2019:	99.650%
	Fixed Rate Notes due 2019:	99.530%
	Fixed Rate Notes due 2021:	99.582%
	Fixed Rate Notes due 2024:	99.388%
	Fixed Rate Notes due 2034:	99.175%

Interest Rate:	Floating Rate Notes due 2019:	Three-month LIBOR plus 0.77%, to be reset quarterly as described in the Prospectus Supplement
	Fixed Rate Notes due 2019:	2.55% per annum
	Fixed Rate Notes due 2021:	3.45% per annum
	Fixed Rate Notes due 2024:	4.15% per annum
	Fixed Rate Notes due 2034:	5.05% per annum

Interest Payment Dates:	Floating Rate Notes due 2019: Quarterly on each March 17, June 17, September 17 and December 17, commencing June 17, 2014
	Fixed Rate Notes due 2019: Semiannually on each June 17 and December 17, commencing June 17, 2014
	Fixed Rate Notes due 2021: Semiannually on each March 15 and September 15, commencing September 15, 2014
	Fixed Rate Notes due 2024: Semiannually on each March 15 and September 15, commencing September 15, 2014
	Fixed Rate Notes due 2034: Semiannually on each March 15 and September 15, commencing September 15, 2014

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Floating Rate Notes due 2019: Not redeemable prior to maturity

	Fixed Rate Notes due 2019: Make-whole call at the greater of 100% of the principal amount of the Notes due 2019 being redeemed or the discounted present value at Treasury Rate plus 15 basis points plus accrued and unpaid interest

	Fixed Rate Notes due 2021: Make-whole call at the greater of 100% of the principal amount of the Notes due 2021 being redeemed or the discounted present value at Treasury Rate plus 20 basis points plus accrued and unpaid interest

	Fixed Rate Notes due 2024: At any time prior to December 15, 2023, make-whole call at the greater of 100% of the principal amount of the Notes due 2024 being redeemed or the discounted present value at Treasury Rate plus 25 basis points plus accrued and unpaid interest. At any time on or after December 15, 2023, at 100% of the principal amount of the Notes due 2024 being redeemed

	Fixed Rate Notes due 2034: At any time prior to December 15, 2033, make-whole call at the greater of 100% of the principal amount of the Notes due 2034 being redeemed or the discounted present value at Treasury Rate plus 20 basis points plus accrued and unpaid interest. At any time on or after December 15, 2033, at 100% of the principal amount of Notes due 2034 being redeemed

Representatives:	Citigroup Global Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Allocation:	Principal Amount of Floating Rate Notes due 2019	Principal Amount of Fixed Rate Notes due 2019	Principal Amount of Fixed Rate Notes due 2021	Principal Amount of Fixed Rate Notes due 2024	Principal Amount of Fixed Rate Notes due 2034
Citigroup Global Markets Inc.	$67,500,000	$67,500,000	$135,000,000	$168,750,000	$168,750,000
Mitsubishi UFJ Securities (USA), Inc.	67,500,000	67,500,000	135,000,000	168,750,000	168,750,000
RBC Capital Markets, LLC	67,500,000	67,500,000	135,000,000	168,750,000	168,750,000
Wells Fargo Securities, LLC	67,500,000	67,500,000	135,000,000	168,750,000	168,750,000
Goldman, Sachs & Co.	50,000,000	50,000,000	100,000,000	125,000,000	125,000,000
UBS Securities LLC	50,000,000	50,000,000	100,000,000	125,000,000	125,000,000
Barclays Capital Inc.	20,000,000	20,000,000	40,000,000	50,000,000	50,000,000
J.P. Morgan Securities LLC	20,000,000	20,000,000	40,000,000	50,000,000	50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,000,000	20,000,000	40,000,000	50,000,000	50,000,000
Morgan Stanley & Co. LLC	20,000,000	20,000,000	40,000,000	50,000,000	50,000,000
BNY Mellon Capital Markets, LLC	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
C.L. King & Associates, Inc.	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
Mischler Financial Group, Inc.	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
PNC Capital Markets LLC	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
Samuel A. Ramirez & Company, Inc.	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
SMBC Nikko Securities America, Inc.	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
The Williams Capital Group, L.P.	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000
U.S. Bancorp Investments, Inc.	6,250,000	6,250,000	12,500,000	15,625,000	15,625,000

	$500,000,000	$500,000,000	$1,000,000,000	$1,250,000,000	$1,250,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated March 10, 2014, Prospectus dated March 10, 2014.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.